Exhibit 10.49

NUCRYST PHARMACEUTICALS
Employee Incentive Program

Revised 2007

Contents

Overview

How the Employee Incentive Program Works

•	Plan Objective

•	Performance Period

•	Corporate Performance Measure

•	Performance Levels

How Payouts are Made

•	Individual Payout Levels

•	Receiving Your Annual Award

Tax Implications

More Program Details

•	Who’s Eligible

•	Who’s Eligible to Receive a Payout

•	Sale of Part of Business

•	The Last Word

•	Key Dates

Questions and Answers

Overview

NUCRYST Pharmaceuticals Corp. (“NUCRYST” or the “Company”) is pleased to introduce this new short-term incentive plan — the Employee Incentive Program — which is a bonus plan for all employees of NUCRYST and its subsidiaries (“Participants”) that is designed to reward them for contributing to the achievement of NUCRYST’s annual goals, as established by the Company (“Annual Goals”) in any calendar year. The plan is designed to provide greater rewards for significant or outstanding achievement. The amount each Participant is eligible to receive under the Program each year (“Annual Award”) is determined on an annual basis, based on whether and to what extent NUCRYST achieves its Annual Goals for the relevant calendar year (the “Performance Period”).

How the Employee Incentive Program Works

Plan Objective

While NUCRYST includes competitive base pay and a comprehensive pension and benefits program as critical components of total compensation, an equally important component is linking compensation to company performance. The Employee Incentive Program is a dynamic plan that is intended to accomplish this linkage by providing employees with an opportunity to share in the corporate success they help to achieve through their efforts.

Performance Period

Each calendar year, beginning on January 1 of each year, constitutes a separate Performance Period.

Company Performance Measures

Prior to the beginning of each Performance Period, the Company will establish Annual Goals and financial measures and weightings for each Annual Goal. The Annual Goals (typically 1 to 6 per year) will have three performance payout levels: Threshold, Target, and Stretch. These goals and corresponding payout levels will be communicated on an annual basis to all employees.

Individual Payout Levels

There are three key performance levels under the Employee Incentive Program which are as follows:

Threshold	• the minimum level of performance necessary to earn a payout
• there will be no payout for performance below Threshold
• there is an 80% probability of attaining at least Threshold performance measures
Target	• the expected level of performance
Stretch	• the level of performance beyond Target that earns the maximum payout
• the largest payout opportunity; there is a 20% probability of attaining Stretch performance measures

Although specific goals are established annually for each of the three levels, actual results may come in at any number — from below the minimum Threshold level through to the maximum Stretch level. Typically, the STIP will interpolate between the three levels: Threshold, Target and Stretch. However, if the Annual Goal is defined as a milestone, where a definitive goal must be achieved at each of the three levels, no interpolation is made.

How Payouts are Made

Annual Award Calculation

The Annual Award amount each Participant is eligible to receive in respect of a Performance Period is determined based upon two circumstances — first, how well the Company performed relative to the Annual Goals set and second, the Participant’s position within the Company, as follows:

	Incentive Payout
	(as a % of base salary)
	Threshold	Target	Stretch

Vice Presidents	20%	40%	70%
Directors/Associate Directors	10%	20%	40%
Manager/Professional	5%	10%	20%
• includes those who have attained full professional status, or are employed in a profession and have equivalent knowledge through direct field experience
Technical/Operating	2.5%	5%	10%
• includes technologists, technicians, operators, clerks, secretaries, analysts, material processors, production assistants and developing professionals

Base Salary Defined:  Base salary is your total regular earnings as per your pay stub, excluding benefits, overtime, and any other special pay.

In calculating Annual Awards, if the Company does not achieve the Threshold performance level for a particular Annual Goal, no payout will be made in respect of that Annual Goal.

Receiving Your Annual Award

Annual Awards will be paid out to an eligible Participant by February 28 of the year following the Performance Period, provided that the Participant is on the Company payroll at the time of the payment. Payment will be in the form of a lump-sum cheque.

Tax Implications

Incentive earnings are considered taxable income in the year you receive your payout. All applicable taxes will be withheld.

More Program Details

Who’s Eligible

All regular full-time, salaried employees are eligible to participate in this Program. Regular part-time employees are also eligible, however, their payout will be prorated based on the hours worked throughout the Performance Period. Compliance with all NUCRYST policies, guidelines and all applicable laws is a prerequisite to receiving an Annual Award. A determination that an employee is not eligible to receive an Annual Award due to his or her failure to demonstrate compliant behaviour may be made by the Chief Executive Officer and the Chief Financial Officer.

Employees who are hired throughout the Program year will be eligible effective on their date of hire for the Incentive Program; however, their payout will be prorated from their date of hire. Any change to an employee’s variable pay level will also be prorated for the time spent at each level.

Temporary, casual and contract employees are not eligible to participate in the Employee Incentive Program.

Who’s Eligible to Receive a Payout

To receive an Annual Award from the Incentive Program, you must be actively at work on the Company payout date — assuming the Program is paying out for the previous year. For example, if the payout date for the 2007 year is February 25, 2008, you must be on the Company’s payroll on that date. If you have resigned before that date or been terminated, with or without cause, from employment before that date you will not be eligible for an Annual Award.

There are exceptions: If you retire as defined by the Company pension plans, become disabled, or go on an approved leave of absence during the year, you will receive a payout for the portion of the year you worked. If you die during the Performance Period, your beneficiary will receive a payout for the portion of the year you worked.

Sale of Part of the Business

If a part of NUCRYST is sold or spun out during the year, affected employees will receive a payout at the Target level. You will receive the payout for the portion of the year you were an employee of NUCRYST.

The Last Word

NUCRYST’s Employee Incentive Program is designed to reward you when the Company meets or exceeds its Annual Goals. With this Program, you have the opportunity to increase your cash compensation when the Company does well. And in those years when business targets are not met, you continue to earn a competitive base salary. Both the base pay and incentive pay plans work together to reward you for your contribution to NUCRYST’s success.

Key Dates

Corporate Performance Measures Set	Fourth Quarter for next Program year
Individual Performance Measures Set	Fourth Quarter for next Program year
Performance Updates	Quarterly
Incentive Program Payouts	Prior to February 28

Questions and Answers

Q: Who is eligible to participate in the Program?

A: Eligibility for participation in the Incentive Program is established as follows:

•	Employees: Designated employees of the Company

•	New hires: prorated based on start date

•	Regular part-time: prorated based on time worked in a given year

•	Leave of Absence: prorated based on time worked in a given year

•	Involuntary Leave-Short Term Disability: prorated for any absence that exceeds 2 months of continuous absence or 40 working days in a calendar year

•	Eligible Retirement: prorated based on time worked

•	Resignation or Termination (with or without cause): no payout

•	Death: prorated based on time worked during the year; payout to eligible beneficiary or estate

•	Employment: must be on company payroll on payout date

•	Temporary and casual, including summer students: not eligible to participate

•	Contract employees: not eligible to participate (the incentive may be built into a long term contract at the time of hire)

Q: How does the plan work?

A:	The Employee Incentive Program features the setting of specific Annual Goals (from 1 to 6 goals) each year that support the achievement of the overall business strategy. Three levels of measurements are established for each goal: Threshold, Target, and Stretch. The plan is designed so company performance must meet at least the Threshold level for each goal in order for employees to receive payouts.

Q: Is there a chance the Employee Incentive Program will not pay out?

A:	Yes. If the Threshold corporate measure is not attained in respect of each Annual Goal, you will not receive a payout.

Q: Will all employees receive the same payout?

A:	The amount of payout an employee receives is based on two circumstances — first, how well the corporation performed relative to the measures set. Second, the actual payout amount received will depend on the employee’s position within the Company: Vice President (from 20% to 70% of their base earnings), Director/Associate Director (from 10% to 40% of their base earnings) Manager/Professional (from 5% to 20% of their base earnings), or Technical/Operating/Clerical (from 2.5% to 10% of their base earnings).

Q: How much can I expect to earn?

A:	The payout will be a percentage of your base salary and will be determined based on the level of results attained for each of the Annual Goals set by the Company and on your position within NUCRYST, as follows:

	Threshold	Target	Stretch

Vice President	20%	40%	70%
Manager/Professional	10%	20%	40%
Manager/Professional	5%	10%	20%
Technical/Operating	2.5%	5%	10

The plan will therefore payout anywhere from the minimum Threshold level within the measure to the maximum Stretch level within the measure.

Q How will my payout be calculated if I receive a salary increase during the year?

A	Your regular earnings as reported on your paystub will be used to calculate your payout. Regular earnings at the end of the year will have taken into account any changes to your regular earnings, such as a salary increase. Regular earnings excludes any overtime, premiums, bonuses or taxable benefits.

Q What if my variable pay level changes during the year?

A	Your payout will be prorated for the time spent at each level. So, if you were at a 5% Technical/Operating level and were increased to the Manager/Professional Level of 10% on July 1st, your payout would be prorated 6 months at the 5% level and 6 months at the 10% level.

Q: How many decimal points will we use on our calculations for variable pay?

A:	The percentage payout will be calculated using 1 decimal point. Eg. (5.32% will be 5.3%) and (5.35% will be 5.4%).

Q: Why are there two levels of payout based on the position of the employee?

A:	If we hit at least the minimum Threshold level and there is a payout, the amount each employee receives will depend on their position within the Company. This decision was made based on comparative market practices. We went to the external market and looked at our comparator companies to see what they were doing in terms of distributing a payout.

We found that for most companies, the higher the level of responsibility for the individual, the higher the portion of variable pay within the individual’s total compensation package. We designed our Incentive Program to reflect this market practice.

Q: How are the actual numbers established for each of the three measures (Threshold, Target and Stretch)?

A:	The measures are set based on input from a variety of sources: industry data, financial reports, past performance, senior business leaders, the Executive team, the Board of Directors and, of course, employees.

Q: How are the numbers finalized?

A: The measures are finalized based on the probability of actually attaining the set measures, as follows:

•	Threshold — there is an 80% probability the measure will be attained

•	Target — the expected outcome

•	Stretch — there is a 20% probability the measure will be attained

Q: How will the plan payout for measures attained between the three levels — Threshold, Target and Stretch?

A:	As an example, if the goal is to increase revenue by 5% (Threshold), 10% (Target), and 25% (Stretch), we see that the plan will payout as long as the revenue increases anywhere from 5% to 25%. The plan is designed so that performance levels attained between the Threshold, Target and Stretch measures will be interpolated to determine the payout levels.

Some measures may include “milestone” measures which are specific results that must be attained at Threshold, Target and Stretch levels before any payout is made. These milestone measurements will not be subject to interpolation.

Q: Will the measures change each year?

A:	Most Likely. As our business strategy changes, it may be necessary to change the corporate measure to support our corporate objectives. The intent is to set measures that are appropriate for the business strategy, measures that may change as the strategy changes.

In any case, we will not set corporate or business unit/subsidiary measures that are not reasonably attainable. This is why we set a range of targets (Threshold, Target and Stretch), so that there is a good chance (80%) at least Threshold will be attained and a payout will result. And, once a plan year begins, we do not intend to change the measures midway through the plan year, unless there is a substantial change in our business.

Q: How will we know how well we are doing?

A:	We are committed to timely, effective communication to ensure that all employees know exactly where we stand relative to our targets. Business unit/subsidiaries will provide updates with respect to their performance. In this way, we can support our collective efforts to reach our maximum payout targets.

Q: Will I receive cash?

A:	Payout will be cash paid out by separate cheque in addition to your regular paycheque. Applicable income taxes will be withheld.

Q: When will I get paid?

A:	NUCRYST will make every effort to pay out before the end of February following the completion of the previous year’s plan. This will allow enough time for the financial results to be calculated and cheques to be issued before the close of the RRSP season.

Q: What happens if I take a voluntary leave of absence?

A:	If you take a voluntary leave of absence, retire as defined by the Company pension plans, or die during the Program year, you will receive a payout based on your regular earnings as reported on your pay stub.

Q What happens if I go on Short Term Disability during the year?

A	When an employee’s total accumulated involuntary leave or short term disability exceeds 2 months of continuous absence or 40 working days in the calendar year, an employee’s Variable Pay will be prorated. In the event that the employee returns to work on a partial work schedule, the Variable Pay will be prorated to the work schedule. It is the Manager/Supervisor’s responsibility to track and maintain accurate records of the absence.

Q: What happens if I terminate my employment near the end of the Program year, or in early January?

A:	You must be actively at work on the Company payout date. If you have resigned or you have been terminated, whether with or without cause, from employment prior to the payout date you will not receive any payout. The exceptions are outlined in the previous question.

Q: What happens if part of the business I work in is sold or spun out during the year?

A:	You will receive a payout at the Target level. The payout will be for the portion of the year you were an employee of NUCRYST. For example, if the sale or spin out transaction is effective May 1, you will receive 4/12 X the Target level X your regular earnings as on your pay stub.

Q: How will the plan be maintained?

A:	The plan and its outcomes will be reviewed at the end of each year by the Executive Team to ensure it continues to reflect business performance and priorities.